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                                                                     EXHIBIT 3.1

                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                           PREMIER BANCSHARES, INC.


                                      1.

     The name of the Corporation is PREMIER BANCSHARES, INC.

                                      2.

     The Corporation is organized pursuant to the Georgia Business Corporation Code.

                                      3.

     The Corporation shall have perpetual duration.

                                      4.

     The purposes for which the Corporation is organized are to conduct any businesses and engage in any activities not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the Corporation shall have all powers necessary to conduct such businesses and engage in such activities, including, but not limited to, the powers enumerated in the Georgia Business Corporation Code or any amendment thereto.

                                      5.

          (a) The Corporation shall have the authority to issue sixty million (60,000,000) shares of common stock (the "Common Stock"), $1.00 par value, and two million (2,000,000) shares of preferred stock (the "Preferred Stock").

          (b) The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

               (i) The number of shares constituting that series and the distinctive designation of that series;
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               (ii)    The dividend rate on the shares of that series, whether
                       dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

               (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

               (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

               (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               (viii) Any other relative rights, preferences and limitations of that series.

                                      6.

     Shares of the Corporation may be issued by the Corporation for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors.

                                      7.

     No shareholder shall have any preemptive right to subscribe for or to purchase any shares or other securities issued by the Corporation.

                                      8.

     Subject to the provisions of Section 14-2-91 of the Georgia Business Corporation Code, the Board of Directors shall have the power to distribute a portion of the assets of the Corporation, in cash or in property, to holders of shares of the Corporation out of the capital surplus of the Corporation.
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                                      9.

     The initial Board of Directors of the Corporation shall consist of the following members, whose names and addresses are:

Henry P. Bradford                       Charles E. Holmes
3701 Frey Lake Road NW                  4960 Burnt Hickory Road
Kennesaw, GA  30144                     Kennesaw, GA  30144

James L. Coxwell                        James L. Newsome
P. O. Box 692                           3830 Stylesboro Road NW
Acworth, GA  30101                      Kennesaw, GA  30144

Robert E. Flournoy, III                 J. O. Stephenson
356 Redwood Drive                       2060 Pine Hill Circle
Marietta, GA  30101                     Kennesaw, GA  30144

James E. Freeman                        E. W. Teague
483 Kingswood Drive                     4640 Due West Road
Marietta, GA  30064                     Kennesaw, GA  30144


                                      10.

     The Corporation shall have the full power to purchase and otherwise acquire, and dispose of, its own shares and securities granted by the laws of the State of Georgia and shall have the right to purchase its shares out of its unreserved and unrestricted capital surplus available therefor as well as out of its unreserved and unrestricted earned surplus available therefor.

                                      11.

     The address of the initial registered office of the Corporation shall be located at 2760 Cobb Parkway, Kennesaw, Cobb County, Georgia 30144 Attention:
Mr. Robert E. Flournoy, III, registered agent of the Corporation.

                                      12.

     The Corporation shall not commence business until it shall have received not less than $500 in payment for the issuance of its shares.

                                      13.

     The name and address of the Incorporator is Robert E. Flournoy, III, 236 Washington Avenue, Marietta, Georgia 30061.
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                                      14.

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for a breach of duty of care or other duty as a director, provided that this elimination of liability shall not eliminate or limit the liability of a director (i) for an appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-154 of the Georgia Business Corporation Code or (iv) for any transaction from which the director derived an improper personal benefit.

     IN WITNESS WHEREOF, the undersigned has executed these Restated Articles of Incorporation this _____ day of January, 1999.



                                    ____________________________________________
                                    Darrell D. Pittard, Chairman of the Board of
                                    Directors